Exhibit 10.11

SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AGREEMENT

ANGEL OAK MORTGAGE FUND TRS
(Purchaser)

ANGEL OAK MORTGAGE SOLUTIONS LLC
(Seller)

Servicing Released Mortgage Loans

Effective as of November 29, 2023

TABLE OF CONTENTS
ARTICLE I DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES    3
Section 1.01 Definitions.    3
Section 1.02 General Interpretive Principles.    13
ARTICLE II AGREEMENT TO PURCHASE    14
Section 2.01 Loan Sale.    14
ARTICLE III PURCHASE PRICE    14
Section 3.01 Purchase Price    14
ARTICLE IV EXAMINATION AND CONVEYANCE OF MORTGAGE LOANS    14
Section 4.01 Examination of Mortgage Files and Mortgage Loan Documents.    14
Section 4.02 Books and Records; Ownership of Mortgage Loans.    15
Section 4.03 Trailing Mortgage Loan Documents.    15
Section 4.04 Whole Loan Transfers or Securitization Transactions.    16
Section 4.05 MERS Loans    17
ARTICLE V REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH    17
Section 5.01 Representations and Warranties Regarding Individual Mortgage Loans.    17
Section 5.02 Representations and Warranties Regarding Seller and Purchaser    29
Section 5.03 Remedies for Breach of Representations and Warranties.    33
Section 5.04 Repurchase of Mortgage Loans With Early Payment Default, Premium Recapture.35
ARTICLE VI CLOSING    35
Section 6.01 Closing    35
ARTICLE VII CLOSING DOCUMENTS    36
Section 7.01 Closing Documents.    36
ARTICLE VIII COSTS    37
ARTICLE IX MISCELLANEOUS PROVISIONS    37
Section 9.01 Seller to Provide Access/Information as Required by Law    Error! Bookmark not
defined.
Section 9.02 Force Majeure    37
Section 9.03 Governing Law; Waiver of Jury Trial; Choice of Forum    37
Section 9.04 Notices.    37
Section 9.05 Severability of Provisions.    38
Section 9.06 Execution; Successors and Assigns.    38
Section 9.07 Confidentiality.    38
Section 9.08 Entire Agreement    39
ARTICLE X COMPLIANCE WITH REGULATION AB    38

Section 10.01…    38
Section 10.02                                         38
Section 10.03    41

SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE
AGREEMENT
This Second Amended and Restated Mortgage Loan Purchase Agreement (the “Agreement”), dated and effective as of November 29, 2023, is by and between Angel Oak Mortgage Fund TRS (and its successors and assigns, and any subsequent permitted holder or holders of the Mortgage Loans, the “Purchaser”) and Angel Oak Mortgage Solutions LLC, as seller (and its successors and assigns, the “Seller”, as applicable).
WITNESSETH:

WHEREAS, the Purchaser and the Seller previously entered into that certain Mortgage Loan Purchase Agreement, dated effective as of October 1, 2018, as amended by that certain Amendment No. 1 to the Mortgage Loan Purchase Agreement, dated and effective as of June 22, 2021, as amended by that certain Amended and Restated Mortgage Loan Purchase Agreement, dated effective as of May 22, 2023 (the “Existing Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement in its entirety, on the terms and subject to the conditions set forth herein; and
WHEREAS, the Purchaser desires to purchase from time to time, from the Seller, and the Seller desires to sell, from time to time, to the Purchaser, certain mortgage loans (the “Mortgage Loans”), on a non-recourse (except as set forth herein), servicing released basis, and which shall be delivered in the manner and on the terms and conditions set forth herein; and
WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package, which is to be annexed to the related Purchase Advice and Release Letter on each Closing Date as Annex 1.
NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser and the Seller agree as follows:
ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES
Section 1.01 Definitions.
Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
Accepted Servicing Practices: With respect to any Mortgage Loan, servicing practices and procedures (including collection procedures) that are in all respects legal, proper and customary in the mortgage servicing business in accordance with: (a) prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located; (b) Applicable Law; (c) the terms of the Mortgage Note, the

Mortgage and any other Mortgage Loan Document; (d) the Fannie Mae Guides or the Freddie Mac Guides; and, (e) servicing practices that the Seller customarily employs and exercises in servicing and administering mortgage loans of the same type as the Mortgage Loans for its own account (to the extent not conflicting with clauses (a) through (d) in this definition.
Adjustment Date: As to each ARM Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.
Affiliated Assignee: as defined in Section 4.04(e).
Agency: FHA, VA, USDA, Ginnie Mae, Fannie Mae or Freddie Mac, as applicable.
Agreement: This Second Amended and Restated Mortgage Loan Purchase Agreement, and all amendments hereof and supplements hereto, including without limitation, each Purchase Advice and Release Letter executed in accordance with this Agreement.
Applicable Law: All applicable (1) federal, state, and local laws and legal requirements applicable to a Person (including statutes, rules, regulations, and ordinances), including but not limited to usury, truth-in-lending, real estate settlement, consumer credit, equal credit opportunity, anti-predatory or abusive lending, or unfair and deceptive acts and practices laws; (2) requirements and guidelines of each governmental agency, board, commission, instrumentality, and other governmental body or office having jurisdiction over a Person and/ or a Mortgage Loan, including, but not limited to, the CFPB; and (3) judicial and administrative judgments, orders, stipulations, awards, writs, settlements, and injunctions to which the Person is a party.
Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value (or the lowest value if more than one appraisal is received) as determined by a Qualified Appraiser at the time of origination of the Mortgage Loan, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of (a) a Refinanced Mortgage Loan that is a First Mortgage Loan or a Higher Balance Second Mortgage Loan, such value (or the lowest value if more than one appraisal is received) of the Mortgaged Property is based solely upon the value determined by a Qualified Appraiser at the time of origination of such Refinanced Mortgage Loan or (b) a Lower Balance Second Mortgage Loan, such value as permitted by alternate valuation methods in the approved underwriting guidelines, to include AVM with acceptable confidence rating, BPO, or drive by appraisal.
Approved Flood Certification Contract Provider: A third party, mutually agreed to by the related Seller and the Purchaser that provides a transferable, life of loan flood certification.
Approved Tax Service Contract Provider: A third party, mutually agreed to by the related Seller and the Purchaser that provides a transferable tax service contract.
Arbitration: Arbitration in accordance with the then governing Commercial Arbitration Rules of the American Arbitration Association, which shall be conducted in a place mutually acceptable to the parties to the arbitration.
Arbitrator: A person who is not affiliated with the Seller or the Purchaser, who is a qualified member of the American Arbitration Association.

ARM Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to the Purchaser or its designee.
Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the State of New York or the State of Georgia, or (iii) a day on which banks in the State of New York or the State of Georgia are authorized or obligated by law or executive order to be closed.
Business Purpose Mortgage Loan: Any Mortgage Loan that is identified on the Mortgage Loan Schedule as investment or business purpose or words to substantially similar effect (and not for personal, family or household use, as defined under the Truth-in-Lending Act) or investor or non- owner occupancy, including without limitation, any Investor Cash Flow Loan.
CFPB: The Consumer Financial Protection Bureau or any successor thereto.
Closing Date: The date or dates on which the Purchaser from time to time shall purchase from the Seller and the Seller from time to time shall sell to the Purchaser, the Mortgage Loans identified in the related Purchase Advice and Release Letter, or such other date as may be mutually agreed to by the Seller and the Purchaser, with respect to the related Mortgage Loan Package.
Closing Documents: With respect to any Closing Date, the documents required pursuant to Section 7.01.
CLTV: With respect to any Mortgage Loan, as of any date of determination, the ratio (expressed as a percentage), the numerator of which is the principal balance of such Mortgage Loan plus the principal balance of any mortgage loan that creates a lien on the related Mortgaged Property that is senior to such Mortgage Loan, and the denominator of which is the Appraised Value of the related Mortgaged Property.
Code: The Internal Revenue Code of 1986, as amended. Commission: The Securities and Exchange Commission.
Condemnation Proceeds: All awards, compensation and settlements in respect of a taking (whether permanent or temporary) of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.
Credit Score: The credit score, obtained at origination or such other time by the Seller, for each Mortgage Loan as required pursuant to the applicable Underwriting Guidelines. There is only one (1) Credit Score for any Mortgage Loan regardless of the number of Mortgagors and/or applicants. In no event shall fewer than two credit bureau scores be obtained to determine the Credit Score.

Custodian: The custodian designated by the Purchaser from time to time. Custodial Account: The separate trust account maintained by the Custodian.
Cut-off Date: With regard to a Mortgage Loan in a Mortgage Loan Package, the date which is one Business Day prior to the Closing Date, unless otherwise specified on the applicable Purchase Advice and Release Letter.
Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Subsequent Transaction.
Due Date: The day of the month on which each Monthly Payment is due on a Mortgage Loan pursuant to the terms of the respective Mortgage Note.
Early Payment Default Mortgage Loan: Unless otherwise provided in the related Purchase Advice and Release Letter, any Mortgage Loan as to which any of the first three (3) Monthly Payments due to the Purchaser after the related Closing Date was not made by the close of business on the Business Day next preceding the next scheduled Due Date; provided, however, that no Mortgage Loan shall be considered an Early Payment Default Mortgage Loan if the subject Monthly Payment was paid by the Mortgagor within 30 days of the applicable Due Date and was not deemed received timely due to (i) a servicing error, (ii) a servicing transfer error or (iii) borrower confusion as to where to make the payment as documented in the related servicing comments.
Early Payoff Mortgage Loan: Unless otherwise provided in the related Purchase Advice and Release Letter, any Mortgage Loan that prepays in full on or prior to 90 calendar days following the related Closing Date.
Environmental Protection Agency Endorsement: A title endorsement given by the Environmental Protection Agency.
Escrow Account: The separate trust account or accounts created and maintained pursuant to this Agreement which shall be entitled “Specialized Loan Servicing, as servicer, in trust for the Purchaser and various Mortgagors, Fixed and Adjustable Rate Mortgage Loans”, established at a financial institution acceptable to the Purchaser.
Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.
Exchange Act: The Securities Exchange Act of 1934, as amended.
Fannie Mae: The Federal National Mortgage Association or any successor(s) thereto. Fannie Mae Guides: The Fannie Mae Selling Guide and the Fannie Mae Family Servicing
Guide and all amendments or additions thereto, including, but not limited to, future updates thereof.
FDIC: The Federal Deposit Insurance Corporation, or any successor(s) thereto.

FHA: The Federal Housing Administration or any successor(s) thereto.
FHA Loan: A Mortgage Loan the payment of which is insured by the FHA, as indicated on the Mortgage Loan Schedule.
FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.
First Lien Mortgage: A mortgage, deed of trust or other instrument, which creates a first priority lien on or ownership interest in the related Mortgaged Property securing the related Mortgage Note, including any rider incorporated therein by reference.
First Mortgage Loan: A Mortgage Loan secured by a First Lien Mortgage.
Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor(s) thereto. Freddie Mac Guides: The Freddie Mac Sellers’ Guide and the Freddie Mac Servicers’ Guide,
any waivers obtained by the Seller and all amendments or additions thereto in effect on and after the related Closing Date.
Funding Schedule: With respect to each Mortgage Loan Package, the schedule attached to the related Purchase Advice and Release Letter setting forth the Stated Principal Balance, Purchase Price Percentage and such other information as the parties shall agree for each Mortgage Loan included in the Mortgage Loan Schedule for such Mortgage Loan Package and Closing Date.
Ginnie Mae: The Government National Mortgage Association or any successor(s) thereto.
Governmental Authority: Any U.S. federal, state, or local government, or political subdivision thereof, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions, including but not limited to the U.S. Department of Housing and Urban Development (“HUD”), the Federal Housing Administration of HUD, the Department of Veterans Affairs, the Department of the Treasury, the Federal Reserve, the Office of the Comptroller of the Currency, the FDIC, the Consumer Financial Protection Bureau, the U.S. Securities and Exchange Commission, the Federal Emergency Management Agency and any state agency or body with authority to regulate banking, securities, or mortgage-related activities, and any similar agency or body, each to the extent of its authority over the affected Person or activity.
GSE Loan: A Mortgage Loan that is eligible to be sold to Fannie Mae or Freddie Mac, as indicated on the Mortgage Loan Schedule.
Higher Balance Second Mortgage Loan: A Second Mortgage Loan with an original principal balance that is greater than Two-Hundred Fifty thousand dollars ($250,000.00).
Initial Rate Cap: With respect to each ARM Mortgage Loan and the initial Adjustment Date therefore, a number of percentage points per annum that is set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate of such ARM Mortgage Loan may increase or decrease from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.
Interim Servicing Period: With respect to each Mortgage Loan, the period commencing with the related Closing Date and ending with the related Servicing Transfer Date, which such period shall be no more than ten (10) Business Days from the Closing Date.
Investor Cash Flow Loan: Any Mortgage Loan that was underwritten in accordance with a loan program for a business purpose (and not for personal, family or household use, as defined under the Truth-in-Lending Act) designed to rely on the value and rental income potential of the related Mortgaged Property and the Mortgagor’s or guarantor’s Credit Score.
Lifetime Rate Cap: As to each ARM Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.
Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the Original Principal Balance of such Mortgage Loan divided by the Appraised Value of the related Mortgaged Property.
Lower Balance Second Mortgage Loan: A Second Mortgage Loan that is not a Higher Balance Second Mortgage Loan.
Master Servicer: Any master servicer as related to a Reconstitution.
MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
MERS Designated Mortgage Loan: Any Mortgage Loan as to which the related Mortgage, or an Assignment of Mortgage, has been or will be recorded and registered in the name of MERS, as nominee for the holder from time to time of the Mortgage Note, with MERS on the MERS System.
MERS® System: The electronic system of recording transfers of mortgages maintained by the Mortgage Electronic Registration Systems, Inc. or any successor or assigns thereof.
Minimum Interest Rate: With respect to each ARM Mortgage Loan, a rate that is set forth in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased.
Monthly Payment: With respect to any Mortgage Loan, the scheduled payment due from the related Mortgagor under the related Mortgage Note on each Due Date.
Mortgage: A First Lien Mortgage or Second Lien Mortgage, as the case may be, as indicated on the related Mortgage Loan Schedule.
Mortgage File: In connection with a particular Mortgage Loan, all documents required under Applicable Law and the Underwriting Guidelines in the origination, underwriting and servicing of such Mortgage Loan, including but not limited to the documents specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, including, with respect to each ARM Mortgage Loan, the limitations on such interest rate imposed by the Initial Rate Cap, the Periodic Rate Cap, the Minimum Interest Rate and the Lifetime Rate Cap, if any.
Mortgage Loan: An individual Mortgage and the related Mortgage Note or other evidences of indebtedness secured by each such Mortgage conveyed, transferred sold, and assigned to Purchaser pursuant to this Agreement as identified on the applicable Mortgage Loan Schedule, including the Mortgage File and Servicing Rights related thereto; provided however, that as of the related Closing Date, no Mortgage Loan is an REO Property.
Mortgage Loan Documents: The documents listed in Exhibit C hereto pertaining to any Mortgage Loan.
Mortgage Loan Package: The Mortgage Loans to be delivered by the Seller to the Purchaser on an applicable Closing Date, as identified in the applicable Purchase Advice and Release Letter.
Mortgage Loan Schedule: With respect to each Mortgage Loan Package and Closing Date, the schedule of Mortgage Loans included in the related Purchase Advice and Release Letter and Funding Schedule setting forth the information identified on Exhibit E with respect to each such Mortgage Loan, in an electronic format agreed to by both the Seller and the Purchaser.
Mortgage Note: The original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.
Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, which property is considered to be real estate under the law of the state in which it is located and improved by a residential dwelling.
Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.
Mortgagor: The obligor on a Mortgage Note, who is an owner of the Mortgaged Property and the grantor or mortgagor named in the Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.
Opinion of Counsel: A written opinion of counsel, who may be an employee of the Seller, reasonably acceptable to the Purchaser.
Original Principal Balance: The principal balance of the Mortgage Loan as of the date of the origination of such loan.
Origination Date: With regard to a Mortgage Loan, the date upon which such Mortgage Loan closes escrow.

Periodic Rate Cap: As to each ARM Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate, on any Adjustment Date after the initial Adjustment Date as provided in the related Mortgage Note, if applicable.
Permitted Encumbrance: As defined in Section 5.01(j).
Person: Any individual, limited liability company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
Purchase Advice and Release Letter: With respect to each Mortgage Loan Package and on each Closing Date, a purchase advice in the form of Exhibit B including a list of the purchased Mortgage Loans in connection with a sale to the Purchaser which shall set forth the loan identification numbers and the related Purchase Price on a loan-by-loan and aggregate basis in an electronic format agreed to by both the Seller and the Purchaser.
Purchase Price: With respect to each Mortgage Loan, Mortgage Loan Package and each Closing Date, the purchase price to be paid in accordance with Section 3.01.
Purchase Premium: With respect to any Mortgage Loan, an amount equal to the product of
(i) the amount by which the applicable Purchase Price Percentage for such Mortgage Loan exceeds one hundred percent (100%), and (ii) the unpaid principal balance of such Mortgage Loan as of the Cut-off Date.
Purchase Price Percentage: The purchase price percentage set forth in the related Purchase Advice and Release Letter that is used to calculate the Purchase Price of the related Mortgage Loans as set forth in Section 3.01.
Qualified Appraiser: With respect to each Mortgage Loan, an appraiser, duly appointed by the originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of the Underwriting Guidelines and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.
Qualified Depository: Either: (i) an account or accounts the deposits in which are insured by the FDIC to the limits established by such corporation, provided that, any such deposits not so insured shall be maintained in an account at a depository institution or trust company whose commercial paper or other short term debt obligations (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short term debt obligations of such holding company) have been rated by each Rating Agency in its highest short-term rating category; provided, that following a downgrade, withdrawal, or suspension of such institution’s rating below such level, each account shall promptly (and in any case within not more than thirty (30) calendar days) be moved to an account at another institution that complies with the above requirements: or, (ii) a segregated trust account or accounts (which shall be a “special deposit account”) maintained with any federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000.00, and acting in its fiduciary capacity.

Rating Agency: Each of Standard & Poor’s Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch, Inc., DBRS, Inc. or, in the event that some or all ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized statistical rating agencies issuing ratings with respect to such securities, if any.
Reconstitution: Any Subsequent Transaction or Whole Loan Transfer.

Reconstitution Date: With respect to each Reconstitution, the applicable closing date.

Regulation AB: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R.§§ 229.1100-229.1123, as such may be amended from time to time, including amendments contained in Release Nos. 33-9117 and 34-61858 upon effectiveness, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
Repurchase Price: With respect to any Mortgage Loan to be repurchased, (i) a price equal to the product of (x) the Stated Principal Balance of such Mortgage Loan times (y) the related Purchase Price Percentage, plus (ii) interest on such Stated Principal Balance at the Mortgage Interest Rate from and including the last Due Date through which interest has been paid by or on behalf of the Mortgagor to the Purchaser, plus (iii) any fees, costs or expenses related to transferring such Mortgage Loan back to the Seller, including but not limited to, shipping costs and recording fees plus (iv) all unreimbursed Servicing Advances incurred by or on behalf of the Purchaser.
RESPA: The Real Estate Settlement Procedures Act, as amended.
Second Lien Mortgage: A mortgage, deed of trust or other instrument, which creates a second priority lien on or ownership interest in the related Mortgaged Property securing the related Mortgage Note, including any rider incorporated therein by reference, which lien is subordinate only to any first mortgage loan secured by the related Mortgaged Property.
Second Mortgage Loan: A Mortgage Loan secured by a Second Lien Mortgage. Securities Act: The Securities Act of 1933, as amended.
Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Purchaser to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage- backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities or related instruments, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.
Seller Custodial Account: The separate account(s) created and maintained by Seller pursuant to Section 11.03.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred prior to, on, or after the related Cut-off Date in the performance by the servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property,
(b) any enforcement or administrative or judicial proceedings, including foreclosures, (c) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property, and (d) any losses sustained by the servicer with respect to the liquidation of the Mortgaged Property.
Servicing File: With respect to each Mortgage Loan, the file consisting of originals or copies, which may be imaged copies, of all documents in the Mortgage File and copies of the Mortgage Loan Documents, the originals of which are delivered to the Custodian, and all underwriting documents (including but not limited to credit, compliance, assets and employment, etc.) and backup documentation for any compensating factors.
Servicing Rights: Collectively, all of the following: (a) any and all rights, title and interest in and to the servicing of the Mortgage Loans; (b) any Custodial Accounts, Servicing Advances, payments to or monies received, incidental income and benefits for servicing the Mortgage Loans;
(c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights; (e) any Escrow Accounts, Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and
(g) any and all documents, files, records, Servicing Files, servicing documents, servicing records, data tapes, computer records, borrower lists, Mortgage Loan specific insurance policies, tax service agreements and any other information and documentation pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.
Servicing Transfer Date: With respect to each sale and purchase of Mortgage Loans as contemplated hereunder, the servicing transfer date as set forth in the related Purchase Advice and Release Letter, or such other date as mutually agreed upon between Purchaser and Seller.
Stated Principal Balance: As to each Mortgage Loan and any date of determination, (a) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (b) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.
Static Pool Information: Static pool information as described in Items 1105(a)(1)-(3) and 1105(c) of Regulation AB.
Subsequent Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or to a trustee or a custodian in connection with the issuance of participation certificates or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans, or such other similar transaction or structure.
Third-Party Originator: Each Person that originated Mortgage Loans acquired by the Seller. Title Policy: As defined in Section 5.01(r).
TRID: Truth in Lending – RESPA Integrated Disclosure Rule.
Underwriting Guidelines: As to each Mortgage Loan Package, the Seller’s written underwriting guidelines in effect as of the Origination Date of such Mortgage Loans, attached hereto as Exhibit D, as may be updated and incorporated into Exhibit D from time to time by attaching such updates to the related Purchase Advice and Release Letter.
USDA: The United States Department of Agriculture.
USDA Loan: A Mortgage Loan the payment of which is guaranteed by the USDA under the Single Family Guaranteed Loan Program, as indicated on the Mortgage Loan Schedule.
VA: The United States Department of Veterans Affairs.
VA Loan: A Mortgage Loan guaranteed by the VA, as indicated on the Mortgage Loan Schedule.
USPAP: The Uniform Standards of Professional Appraisal Practice.
Whole Loan Transfer: Any sale or transfer by the Purchaser of some or all of the Mortgage
Loans.
Section 1.02 General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
(c)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(f)the term “include” or “including” shall mean without limitation by reason of enumeration; and
(g)the headings of the various articles, sections, subsections and paragraphs of this Agreement and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.
ARTICLE II AGREEMENT TO PURCHASE
Section 2.01 Loan Sale.
The Seller agrees to sell and the Purchaser agrees to purchase on each Closing Date pursuant to this Agreement the Mortgage Loans being sold by the Seller as listed on each Purchase Advice and Release Letter. The Seller shall deliver in an electronic format the Mortgage Loan Schedule for the Mortgage Loans to be purchased on such Closing Date to the Purchaser at least five (5) Business Days prior to such Closing Date.
As of each Closing Date, upon receipt of the Purchase Price, the Seller will have sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing released basis, the related Mortgage Loans and the Servicing Rights associated with the related Mortgage Loans, and the Seller hereby acknowledges that, upon receipt of the Purchase Price, the Purchaser will have all the right, title and interest of the Seller in and to such Mortgage Loans, including the Servicing Rights.
ARTICLE III PURCHASE PRICE
Section 3.01 Purchase Price.
On each Closing Date, the Purchaser shall pay to the Seller in consideration for the Mortgage Loan(s) contained in the related Mortgage Loan Package and identified in the related Purchase Advice and Release Letter, the sum of: (i) the Stated Principal Balance of each such Mortgage Loan as of the related Cut-off Date, multiplied by (ii) the Purchase Price Percentage for the Mortgage Loan as specified in the related Purchase Advice and Release Letter. In addition, the Purchaser shall pay to the Seller on each Closing Date accrued interest on the Stated Principal Balance as of the Cut-off Date for each Mortgage Loan in the related Mortgage Loan Package.
ARTICLE IV
EXAMINATION AND CONVEYANCE OF MORTGAGE LOANS
Section 4.01 Examination of Mortgage Files and Mortgage Loan Documents.

The Seller shall, at the direction of the Purchaser, at a reasonable time prior to the applicable Closing Date, pursuant to a mutually-agreeable bailee arrangement, (a) deliver to the Purchaser’s document Custodian as bailee, for examination, the related Mortgage Loan Documents for each Mortgage Loan in the related Mortgage Loan Package, including the Assignment of Mortgage, and
(b) make the related Mortgage Files available to the Purchaser for examination at a location as shall be agreed upon by the Purchaser and the Seller. The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s (or any of its successor’s) rights to demand repurchase, or other relief or remedy to the extent provided under this Agreement.
The Seller shall pay all costs associated with the shipment of the Mortgage Loan Documents listed on Exhibit C to the Purchaser’s Custodian. The Seller and the Purchaser shall pay all fees and expenses of the Purchaser’s Custodian, as incurred by each party.
The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver to the Purchaser a Purchase Advice and Release Letter in the form attached hereto as Exhibit B.
Section 4.02 Books and Records; Ownership of Mortgage Loans.
Record title to each Mortgage Loan in a Mortgage Loan Package, as of the related Closing Date, shall be in the name of the Purchaser. All rights arising out of the Mortgage Loans, including the Servicing Rights, shall be vested in the Purchaser and shall be held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement. The Seller shall pay to the Purchaser or its designee by wire in immediately available funds no later than thirty (30) days after the respective Closing Date any funds owed to the Purchaser with regard to any Mortgage Loan in a purchased Mortgage Loan Package.
It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by the Seller and a purchase of the Mortgage Loans by the Purchaser and not a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. Consequently, the sale of each Mortgage Loan shall be reflected on the Seller’s balance sheet, business records, tax returns and other financial statements as a sale of assets by the Seller.
Section 4.03 Trailing Mortgage Loan Documents.
If the Seller cannot deliver any original recorded Mortgage Loan Document on the related Closing Date, then the Seller shall deliver such original recorded documents to the Purchaser, or its designee as identified in writing, promptly upon receipt thereof. If the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, then the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate of an officer of the Seller confirming that such documents have been accepted for recording. If the Seller receives such document(s) from the applicable recorder’s office but delivery to the Purchaser is not completed within 180 days of the related Closing Date, the Seller shall, at the Purchaser’s sole option and upon formal written demand to the Seller, repurchase the related Mortgage Loan(s) at the Repurchase Price within ten (10) Business Days of receipt of such formal written demand from Purchaser.
Section 4.04 Whole Loan Transfers or Securitization Transactions.
The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, the Purchaser may effect either one or more Whole Loan Transfers, and/or one or more Securitization Transactions.
(a)Whole Loan Transfers. With respect to each Whole Loan Transfer entered into by the Purchaser, the Seller agrees:
(i)to cooperate with the Purchaser and any prospective purchaser with respect to all reasonable requests, including but not limited to assistance and information reasonably requested by the Purchaser to enable the Purchaser’s compliance with any law, rule or regulation affecting the servicing, sales or transfers of the Mortgage Loans; and
(ii)to execute, at the Purchaser’s discretion, a mutually agreeable form of assignment, assumption and recognition agreement with regard to some or all of the Mortgage Loans.
(b)Securitization Transactions. The Purchaser and the Seller agree that in connection with the completion of a Securitization Transaction:
(i)the Seller, at Purchaser’s request, shall execute a mutually agreeable assignment, assumption and reconstitution agreement; and
(ii)the Seller, as of the closing date with respect to such Securitization Transaction, (A) shall cooperate with the Purchaser, and provide any reasonably requested documentation and information, including but not limited to any and all publicly available information and appropriate verification of information which may be reasonably available to the Seller, and information required to comply with the laws, rules and regulations applicable to Securitization Transactions as related to the Mortgage Loans; and (B) shall agree and consent that all information provided by the Seller to any Rating Agency for the purpose of determining and which is used in connection with the initial rating of a rated securitization including the Mortgage Loans, or for undertaking credit rating surveillance on such securitization, may be posted on a website which complies with the requirements of Rule 17g-5 of the Exchange Act on request of the Purchaser. Upon request of the Purchaser, the Seller shall provide all such information in electronic form as needed to affect such posting. To the extent any Rating Agency conducts an originator review or other review of the operations of the Seller which may be used in connection with the initial rating of a securitization or the surveillance thereof, on request of the Purchaser, the Seller shall provide to the Purchaser in electronic form all information that was provided to the Rating Agency in connection with such review.

(c)All of the Mortgage Loans, including those Mortgage Loans that are subject to a Securitization Transaction or a Whole Loan Transfer, shall continue to be subject to this Agreement, and with respect thereto, this Agreement shall remain in full force and effect. In no event shall a Whole Loan Transfer or a Securitization Transaction be deemed to relieve the Seller or the Purchaser of each party’s respective obligations as set forth in this Agreement nor to increase the Seller’s liabilities, duties, obligations, or responsibilities as set forth in this Agreement.
(d)In connection with each Whole Loan Transfer or Securitization Transaction, the Seller agrees to permit any prospective assignees of the Purchaser who have entered into a commitment to purchase any of the Mortgage Loans, to assess loan information and review the Seller’s servicing and origination operations, upon reasonable prior notice to the Seller, and the Seller reasonably shall cooperate with such reviews and underwriting to the extent such prospective assignees or independent third parties request information and documents (in electronic form or otherwise) that are reasonably available. Subject to any Applicable Laws, the Seller shall make the Servicing Files related to the Mortgage Loans held by the Seller available at the Seller’s principal operations center for review by any such prospective assignees or independent third-party during normal business hours upon reasonable prior notice to the Seller (in no event fewer than two (2) Business Days’ prior notice).
(e)The Seller agrees that the Purchaser shall have the right, without notice to or the consent of the Seller, to sell, transfer or assign any Mortgage Loan to an affiliate of the Purchaser under common control or ownership with the Purchaser (each, an “Affiliated Assignee”). All rights and obligations of the Purchaser under the Agreement shall transfer and/or assign with said Mortgage Loan without any further action on the part of the Purchaser, the Seller, or such Affiliated Assignee and that such Affiliated Assignee shall be entitled to the benefit of and right to enforce all rights, representations, warranties, covenants, agreements and obligations owed to the Purchaser under this Agreement with respect to any such Mortgage Loan.
Section 4.05 MERS Loans.
With respect to each MERS Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the investor in MERS and the Custodian as custodian, and no Person shall be listed as interim funder on the MERS System.
ARTICLE V REPRESENTATIONS AND WARRANTIES;
REMEDIES FOR BREACH
Section 5.01 Representations and Warranties Regarding Individual Mortgage Loans. The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the applicable Closing Date (or such other date as may be specified herein):
(a)As applicable, either:

(1)The Mortgage File for each First Mortgage Loan and each Higher Balance Second Mortgage Loan contains a written appraisal prepared by an appraiser licensed or certified by the applicable governmental body in the jurisdiction in which the Mortgaged Property is located and in accordance with the requirements of Title XI of FIRREA and the Underwriting Guidelines. The appraisal and any or all supporting schedules required per the applicable guidelines were written in form and substance to customary standards of the related Agency, or in the case of a conventional Mortgage Loan, Fannie Mae or Freddie Mac standards for Mortgage Loans of the same type as the Mortgage Loans, and USPAP standards and satisfies applicable legal and regulatory requirements. The appraisal was made and signed prior to the final approval of the Mortgage Loan application. The person performing any property valuation (including an appraiser) had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and received no benefit from, and such person’s compensation or flow of business from the Seller was not affected by, the approval or disapproval of the Mortgage Loan. Each FHA Loan, VA Loan and USDA Loan complies with the related Agency’s rules, regulations, guidelines, bulletins or similar announcements relating to appraiser independence. Or

(2)The Mortgage File for each Lower Balance Second Mortgage Loan contains either (i) a written appraisal that satisfies the requirements of the foregoing clause (1) or
(ii) copies of the valuation documentation required by the applicable Underwriting Guidelines that (x) were prepared prior to the final approval of the Mortgage Loan application, (y) were prepared by a provider who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan and (z) satisfy all applicable legal and regulatory requirements.
(b)With respect to each Mortgage Loan whose document type on the Mortgage Loan Schedule indicates documented income, employment and/or assets, the Seller verified the Mortgagor’s income, employment and/or assets in accordance with the Underwriting Guidelines. With respect to each Mortgage Loan other than a Mortgage Loan for which the Mortgagor documented his or her income by providing Form W-2 or tax returns, the Seller employed a process designed to verify the income with third-party documentation (including bank statements).
(c)With respect to each Mortgage Loan, the Seller gave due consideration at the time of origination to factors, including but not limited to, other real estate owned by the Mortgagor, commuting distance to work and appraiser comments and notes, to evaluate whether the occupancy status of the property as represented by the Mortgagor was reasonable.
(d)With respect to each Mortgage Loan, no portion of the loan proceeds has been escrowed for the purpose of making scheduled payments on behalf of the Mortgagor and no payments due and payable under the terms of the Mortgage Note and Mortgage or deed of trust, except for seller or builder concessions or amounts paid or escrowed for payment by the Mortgagor’s employer, have been paid by any person (other than a guarantor) who was involved in or benefited from the sale of the Mortgaged Property or the origination, refinancing, sale or servicing of the Mortgage Loan. The proceeds of the Mortgage loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the Seller or any Affiliate or correspondent of the Seller excluding an existing Mortgage Loan secured by the Mortgaged Property or any customary expenses incurred in connection with the closing of the Mortgage Loan.
(e)The information on the Mortgage Loan Schedule correctly and accurately reflects the information contained in the Seller’s records (including, without limitation, the Mortgage File) in all material respects. In addition, the information contained under each of the headings in the Mortgage Loan Schedule (e.g. Mortgagor’s income, employment and occupancy, among others) is true and correct in all material respects. With respect to each Mortgage Loan, any seller or builder concession in excess of the allowable limits established by Fannie Mae or Freddie Mac has been subtracted from the Appraised Value of the Mortgaged Property for purposes of determining the LTV and CLTV. As of the Closing Date, the most recent Credit Score listed on the Mortgage Loan Schedule was no more than six months old, unless disclosed on the Mortgage Loan Schedule. As of the date of funding of the Mortgage Loan to the Mortgagor, no appraisal or other property valuation listed on the Mortgage Loan Schedule was more than twelve months old, unless disclosed on the Mortgage Loan Schedule.
(f)Each Mortgage Loan was either underwritten in substantial conformance to the applicable Underwriting Guidelines in effect at the time of origination taking into account the compensating factors set forth in such Underwriting Guidelines as of the Closing Date, without regard to any underwriter discretion or, if not underwritten in substantial conformance to the Underwriting Guidelines, has reasonable and documented compensating factors. Each Mortgage Loan complies with the applicable Agency rules, regulations, requirements, guidelines, standards, announcements, notices, directives and instructions. Notwithstanding anything to the contrary in the Underwriting Guidelines: (i) except with respect to an Investor Cash Flow Loan, no Mortgage Loan was underwritten using less than twelve consecutive months of income documentation, (ii) no Mortgage Loan underwritten pursuant to a bank account statement income documentation program was underwritten using fewer than twelve consecutive months of bank statements, (iii) no Mortgage Loan was underwritten utilizing a borrower-prepared profit and loss statement, borrower-prepared expense statement or other borrower-prepared documentation for purposes of determining qualifying income or business expenses, (iv) in respect of any Mortgage Loan underwritten pursuant to a personal bank statement income documentation program, either
(a) the related Mortgage File contains evidence of the existence of a separate business bank account for the related business or (b) the amount of qualifying income for the borrower was determined under the Underwriting Guidelines applicable to the business bank statement income documentation program, (v) any Mortgage Loan underwritten pursuant to a profit and loss statement income documentation program also utilized business bank account statements for the related business covering not less than the two most recent months prior to the origination of such Mortgage Loan to determine borrower income and the related Mortgage File contains copies of such bank account statements, (vi) no Mortgage Loan was underwritten pursuant to a written verification of employment program, (vii) in respect of any Mortgage Loan to a Mortgagor with an Individual Taxpayer Identification Number, the related Mortgage File has satisfactory evidence that the Mortgagor was legally entitled to reside in the United States as of the date that such Mortgage Loan was originated, (ix) no Mortgage Loan was underwritten including the value of any crypto currency assets in calculating the amount of reserves and (x) no Mortgage Loan underwritten pursuant to an asset utilization or asset depletion program included the value of any crypto currency assets in determining allowable assets.
(g)Other than with respect to TRID, compliance with which is covered by representation and warranty number (mm) below, at the time of origination or the date of modification each Mortgage Loan complied in all material respects with all then-applicable federal, state and local laws, including (without limitation) truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending laws and disclosure laws or such noncompliance was cured subsequent to origination, as permitted by Applicable Law. The servicing of each Mortgage Loan prior to the Closing Date complied in all material respects with all then-applicable federal, state and local laws; provided, however, that the Seller will only be deemed to be in breach of this representation in the event that the noncompliance resulted in foreclosure or ultimate realization on the note being precluded or where, upon foreclosure, specific costs could be attributed to noncompliance. The Mortgage Loan meets or is exempt from applicable state, federal or local laws, regulations and other requirements pertaining to usury.
(h)With respect to each Mortgage Loan, unless otherwise indicated on the Mortgage Loan Schedule, each Mortgagor is a natural person or other acceptable forms (e.g. land trust), and at the time of origination, the Mortgagor was legally entitled to reside in or enter the U.S.
(i)Immediately prior to the transfer and assignment to the Purchaser contemplated herein, the Seller was the sole owner and holder of the Mortgage Loan free and clear of any and all liens (other than any lien indicated on the Mortgage Loan Schedule), pledges, charges or security interests of any nature, and the Seller has good and marketable title and full right and authority to sell and assign the same.

(j)With respect to a First Lien Mortgage, the Mortgage creates a valid, enforceable, and subsisting first priority perfected lien or a first priority security interest on the Mortgaged Property. With respect to a Second Lien Mortgage, the Mortgage creates a valid, enforceable, and subsisting second priority perfected lien or a second priority security interest on the Mortgaged Property subject only to a first priority mortgage loan. Except as noted in the Mortgage Loan Schedule, the related Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage, subject only to the following (each, a “Permitted Encumbrance”): (i) with respect to a Second Lien Mortgage, the first lien mortgage secured by the related Mortgaged Property; (ii) the lien of current real property taxes and assessments not yet due and payable; (iii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such mortgage acceptable to mortgage lending institutions in the area in which the Mortgaged Property is located or specifically referred to in the appraisal performed in connection with the origination of the related Mortgage Loan; (iv) and such other matters to which like properties are commonly subject that do not individually or in aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage. Any security agreement, chattel mortgage or equivalent document related to and delivered to the Custodian with any Mortgage that establishes in the Seller a valid and subsisting first lien in the case of a First Mortgage Loan, or a second lien in the case of a Second Mortgage Loan, on the property described therein, and the Seller has full right to sell and assign the same to the Purchaser.

(k)All taxes, governmental assessments, insurance premiums and water, sewer and municipal charges that previously became due and payable have been paid or an escrow of funds has been established, to the extent permitted by law, in an amount sufficient to pay for any such item that remains unpaid. Other than as permitted in representation and warranty number (q) below, Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the due date of the first instalment of principal and/or interest thereunder.
(l)The Mortgaged Property is undamaged by waste, water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado or similar casualty to affect adversely the value of the Mortgaged Property or the use for which the premises was intended or would render the property uninhabitable. Additionally, there is no proceeding (pending or threatened) for the total or partial condemnation of the Mortgaged Property.
(m)The Mortgaged Property is free and clear of all mechanics’ and materialmen’s liens or similar liens or claims which have been filed for work, labor or material or a title policy affording, in substance, the same protection afforded by this warranty has been furnished to the Purchaser by the Seller.
(n)Except for Mortgage Loans secured by co-op shares and Mortgage Loans secured by residential long-term leases, the Mortgaged Property consists of a fee-simple estate in real property; all the improvements included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property and no improvements on adjoining properties encroach on the Mortgaged Property (unless insured against under the related title insurance policy); and the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances.
(o)All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the mortgagor represented at the time of origination of the Mortgage Loan that the mortgagor would occupy the Mortgaged Property as the mortgagor’s primary residence.

(p)The Mortgage Note, the related Mortgage and other agreements executed in connection therewith are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). Additionally, all parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the M ortgage, and each Mortgage Note and Mortgage has been duly and properly executed by the related Mortgagor.
(q)The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds have been complied with (except for escrow funds for exterior items, which could not be completed due to weather, and escrow funds for the completion of swimming pools). Additionally, all costs, fees and expenses incurred in making, closing or recording the Mortgage Loan have been paid, except recording fees with respect to Mortgages not recorded as of the Closing Date. All funds due to FHA, VA or USDA for guarantee or insuring purposes will be promptly submitted in accordance with the applicable Agency’s regulations.
(r)(1) Each First Mortgage Loan and each Higher Balance Second Mortgage Loan (except any such Mortgage Loan secured by a Mortgaged Property located in any jurisdiction for which an Opinion of Counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received and any Mortgage Loan secured by co-op shares) is covered by an American Land Title Association mortgagee title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac (the “Title Policy”) insuring the Seller or its successors and assigns as to the first priority lien of the First Lien Mortgage or second priority lien of the Second Lien Mortgage, as applicable, . The Seller is the sole insured of such Title Policy, the assignments to the Purchaser of the Seller's interest in such Title Policy does not require any consent of or notification to the insurer that has not been obtained or made, such Title Policy is in full force and effect and will be in full force and effect and inure to the benefit of the Purchaser, no claims have been made under such Title Policy and no prior holder of the related mortgage, including the Seller, has done, by act or omission, anything that would impair the coverage of such Title Policy. (2) Each Lower Balance Second Mortgage Loan either (x) is covered by a Title Policy that satisfies the requirements of the preceding clause
(1) or (y) has a short-form residential loan policy.
(s)The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to the related Agency, or in the case of a conventional Mortgage Loan, an insurer acceptable to Fannie Mae or Freddie Mac, against loss by fire and such hazards as covered under a standard extended coverage endorsement in an amount not less than the lesser of (a) 100% of the insurable value of the Mortgaged Property, including improvements as established by the property insurer or (b) the outstanding principal balance of the Mortgage Loan, so long as it equals the minimum amount – 80% of the insurable value of the Mortgaged Property, including improvements, required to compensate for damage or loss on a cost replacement basis. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If, upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the least of the outstanding principal balance of the Mortgage Loan, the full insurable value of the Mortgaged Property, or the maximum amount of insurance that was available under the National Flood Insurance Act of 1968, as amended. Additionally, each Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Seller. To Seller’s knowledge, all premiums on such insurance policy have been paid. Seller has not engaged in, and has no knowledge of the mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

(t)There is no monetary default (including any related event of acceleration), monetary breach or monetary violation existing under the Mortgage or the related Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a monetary default, monetary breach, monetary violation or event of acceleration. Additionally, the Seller has not waived any such default, breach, violation or event of acceleration, and no foreclosure action is currently threatened or has been commenced with respect to the Mortgage Loan.
(u)No Mortgage Note or Mortgage is subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or Mortgage or the exercise of any right thereunder render the Mortgage Note or Mortgage unenforceable in whole or in part or subject it to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.
(v)Each Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including realization by judicial foreclosure (subject to any limitation arising from any bankruptcy, insolvency or other law for the relief of debtors), and there is no homestead or other exemption available to the Mortgagor that would interfere with such right of foreclosure. Each Mortgage Note and Mortgage is on a form acceptable to the GSEs. Payments on the Mortgage Loan commenced no more than sixty (60) calendar days after the funds were disbursed to the Mortgagor (or on the Mortgagor’s behalf) in connection with the Mortgage Loan. The Mortgage Loans have original terms to maturity of not more than forty (40) years, with interest payable in arrears on the Due Date set forth on the related Mortgage Loan Schedule. Interest on each Mortgage Loan is calculated on the basis of a three hundred sixty (360) calendar day year consisting of twelve (12) thirty (30) calendar day months. No Mortgage Loan provides for interest payable on a simple interest basis. Each Mortgage Note has a stated maturity date and provides that the related Monthly Payment will be applied as of its scheduled Due Date and will

be applied to interest before principal.    The Mortgage Loan does not have any negative amortization feature.
(w)The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code.
(x)With respect to each Mortgage where a Lost Note Affidavit has been delivered to the Custodian in place of the related Mortgage Note, the related Mortgage Note is no longer in existence.
(y)With respect to each Mortgage Loan, all parties that have had any interest in such Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located, except to the extent that failure to be so licensed would not give rise to any claim against the Purchaser; provided, however, that the Seller will only be deemed to be in breach of this representation in the event that the noncompliance resulted in foreclosure or ultimate realization on the Mortgage Note being precluded or where, upon foreclosure, specific costs could be attributed to noncompliance.
(z)No fraud or material error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller, any correspondent or mortgage broker involved in the origination of such Mortgage Loan, the Mortgagor or any appraiser, builder, developer or other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.
(aa) With respect to any insurance policy, including, but not limited to, hazard or title insurance, covering a Mortgage Loan and the related Mortgaged Property, the Seller has not engaged in, and the Mortgagor has not engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement or the validity and binding effect of either, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm, or other Person or entity, and no such unlawful items have been received, retained or realized by the Seller.
(bb) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser or the Seller to such trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(cc) Each original Mortgage was recorded, and all subsequent assignments of the original Mortgage have been recorded in the appropriate jurisdictions in which such recordation is necessary to perfect the liens against creditors of the Seller or has been submitted for recordation.
(dd) The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee.

(ee) The Mortgaged Property is either a fee-simple estate or a long-term residential lease. If the Mortgage Loan is secured by a long-term residential lease: (i) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent (or the lessor’s consent has been obtained and such consent is in the Mortgage File) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protection; (ii) the terms of such lease do not allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default or prohibit the holder of the Mortgage from being insured under the hazard insurance policy related to the Mortgaged Property; (iii) the original term of such lease is not less than 15 years; (iv) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (v) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates for residential properties is an accepted practice.
(ff) No Mortgage Loan on the Mortgage Loan Schedule is a "high-cost" loan, "covered" loan or any other similarly designated loan as defined under any state, local or federal law, as defined by applicable predatory and abusive lending laws; provided, that, for the avoidance of doubt, no representation or warranty is made as to whether a Mortgage Loan constitutes a highly-priced mortgage loan , as permitted by specific state or federal laws.
(gg) The instruments and documents with respect to each Mortgage Loan required to be delivered to the Custodian pursuant to Section 4.01 on or prior to the Closing Date have been delivered to the Custodian.
(hh) Unless otherwise indicated on the Mortgage Loan Schedule, neither the Seller nor any prior holder of the M ortgage or the related Mortgage Note has modified the Mortgage or the related Mortgage Note in any respect, satisfied, rescinded, canceled or subordinated the Mortgage in whole or in part, released the Mortgaged Property in whole or in part from the lien of the Mortgage or executed any instrument of release, cancellation, modification or satisfaction, except in each case as reflected in an agreement included in the Mortgage File.
(ii)Each Mortgaged Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit or unit in a planned unit development or, in the case of Mortgage Loans secured by co-op shares, leases or occupancy agreements.
(jj) Unless otherwise indicated on the Mortgage Loan Schedule, all Monthly P ayments required to be made up to the Due Date immediately preceding the Cut-off Date under the terms of the related Mortgage Note have been made, and no Mortgage Loan has been thirty (30) or more days delinquent since its origination. With respect to adjustable-rate Mortgage Loans, the mortgage interest rate is adjusted on each interest rate adjustment date to equal to the applicable index plus the gross margin (rounded up or down to the nearest 0.125%) as set forth in the Mortgage Note, subject to the mortgage interest rate cap as set forth in the Mortgage Note. The Mortgage Note is payable on a monthly basis in equal monthly instalments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which instalments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the interest rate adjustment date due to adjustments to the mortgage interest rate on each interest rate adjustment date as set forth in the Mortgage Note and (b) with respect to Interest Only Loans are subject to change on the interest only adjustment date due to adjustments to the mortgage interest rate on each interest only adjustment date as set forth in the Mortgage Note, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization.
(kk) The Seller has not received notice that the related Mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding as of the Cut-off date.
(ll) If required by the Underwriting Guidelines or Applicable Law, the Seller made a reasonable and good faith determination that the Mortgagor would have a reasonable ability to repay the Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 C.F.R 1026. 43(c)(2).
(mm) With respect to each Mortgage Loan for which an application was taken on or after October 3, 2015, either: (i) the Mortgage Loan was originated in compliance with TRID;
(ii) the Mortgage Loan is exempt from TRID; or (iii) with respect to each TRID compliance exception with respect to a Mortgage Loan, such TRID compliance exception will not result in civil liability or has been cured in a manner which negates the associated civil liability.
(nn) With respect to each Mortgage Loan, the proceeds of which were used to purchase the related Mortgaged Property, either (i) the Mortgagor paid with his/her own funds a purchase price equal to at least the lesser of (1) 100% minus the CLTV of the Mortgage Loan and (2) 5% of the purchase price or (ii) the Mortgagor received a gift to fund the purchase price in accordance with the Underwriting Guidelines.
(oo) As of each Closing Date, each Mortgaged Property complied in all material respects with all environmental laws, rules and regulations that were applicable to such Mortgaged Property and there is no pending action or proceeding of which the Seller or the related servicer is aware directly involving the Mortgaged Property in which compliance with any environmental law, rule, or regulation is an issue or is secured by a lender’s environmental insurance property.
(pp) If the Mortgage Loan is identified as “Qualified Mortgage-Safe Harbor” on the Mortgage Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Sections 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) only includes a prepayment penalty permitted by Section 1026.43(g) of Regulation Z, (v) does not provide for a balloon payment and (vi) qualifies for the safe harbor set forth in Section 1026.43(e)(1)(i) of Regulation Z.

(qq) If the Mortgage Loan is identified as “Qualified Mortgage-Rebuttable Presumption” on the Mortgage Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of Regulation Z without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) does not provide for a balloon payment and
(v) qualifies for the presumption of compliance set forth in Section 1026.43(e)(1)(ii) of Regulation Z.
(rr) Any prepayment premium or yield maintenance charge applicable to any Mortgage Loan constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

(ss) The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(tt) The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.
(uu) The Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan.

(vv) Any future advances made to the Mortgagor prior to the Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.

(ww) No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(xx) The Mortgage Note does not, by its terms, provide for the capitalization or forbearance of interest.

(yy) No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed, nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(zz) Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance applicable to the Mortgage Loans.

(aaa) The Seller has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001 with respect to the origination of each Mortgage Loan.

(bbb) Other than any customary claim or counterclaim arising out of any foreclosure, bankruptcy, eviction or collection proceeding relating to any Mortgage Loan, there is no action, suit, proceeding, investigation pending or, to the best of the Seller’s knowledge, threatened that is related to such Mortgage Loan and likely to materially and adversely affect such Mortgage Loan.

(ccc) Each Purchased Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007 (or, if such date cannot be determined, an origination date on or after October 1, 2007), complies in all respects with such guidance, including any interpretations, applications or implementation plans with respect thereto that have been communicated and/or agreed to by an institution’s regulator, regardless of whether the Mortgage Loan’s originator or seller is subject to such guidance.
(ddd) No Mortgage Loan that is an adjustable rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, is subject to the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007) as defined by the Federal National Mortgage Association in the Lender Letter 03-07 (August 15, 2007) or by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) in the Freddie Mac Single Family Advisory (September 7, 2007) and Freddie Mac Bulletin 2007-4.

(eee) With respect to each MERS designated Mortgage Loan, a mortgage identification number has been assigned by MERS and such mortgage identification number has been accurately provided to Purchaser.

(fff) To the best of Seller’s knowledge, no Mortgagor is a prohibited person that is currently the subject of any OFAC-administered sanctions, nor is located, organized or resident in a country or territory that is the subject of OFAC-administered sanctions; and, to the best of the Seller’s knowledge, no Mortgagor will directly or indirectly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other prohibited person, to fund activities of or business with any prohibited person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-administered sanctions, or in a manner that would otherwise cause any prohibited person (including any prohibited person involved in the purchase and sale of Mortgage Loans under this Agreement) to violate any OFAC-administered sanctions.

(ggg) As of the date of origination, the Mortgaged Property was lawfully occupied in accordance with the Mortgage and under Applicable Law and the Mortgaged Property is lawfully occupied as of the Closing Date, which is consistent with the occupancy status identified in the Mortgage, the Servicing File and/or the residential loan application and in accordance with the Underwriting Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authorities and neither the Seller nor any originator has received any notice regarding any noncompliance with any use or occupancy law, ordinance, regulation, standard, licenses or certificates with respect to such Mortgaged Property. With respect to each Mortgage Loan, the Seller (or if Seller did not originate the loan, the originator) gave due consideration at the time of origination to factors, including, but not limited to, other real estate owned by Mortgagor, the commuting distance to work, appraiser comments and notes, the location of the property and any difference between the mailing address active in the servicing system and the Mortgaged Property address, to evaluate whether the occupancy status of the Mortgaged Property as represented by the Mortgagor was reasonable.

(hhh) Each FHA Loan is fully insurable by FHA and a Mortgage Insurance Certificate will be issued by FHA and delivered to the Purchaser within 60 days after the related Closing Date. Each VA Loan (a) is eligible for guaranty by the VA and a Loan Guaranty Certificate will be issued by the VA and delivered to the Purchaser within 60 days after the related Closing Date, (b) has an original term to maturity of not more than 360 months and not less than 180 months, (c) has a loan amount not exceeding the maximum amount permitted by the VA and (d) has a combined Loan Guaranty and equity of not less than 25%. Each USDA Loan is eligible for guaranty by the USDA and a Loan Guaranty Certificate will be issued by the USDA and delivered to the Purchaser with 60 days after the related Closing Date. Each GSE Loan is eligible to be sold to Fannie Mae or Freddie Mac as indicated on the related Mortgage Loan Schedule. There are no defenses, counterclaims or rights of set-off affecting the validity or enforceability of any FHA insurance, USDA guaranty, VA guaranty or any applicable private mortgage insurance.
(iii)All FHA Loans, VA Loans and USDA Loans are eligible for inclusion in mortgage- backed securities the principal and interest payments on which are guaranteed by Ginnie Mae. There are no defenses, counterclaims or rights of set-off affecting the eligibility for insurance or guaranty of any FHA Loan, VA Loan or USDA Loan by, or affecting the eligibility for sale of a GSE Loan to, the applicable Agency.

(jjj) All representations and warranties made in any agreement incorporated into this Agreement by reference, including but not limited to the Purchase Advice and Release Letter, are true, correct and accurate in all material respects as of the Closing Date.

(kkk) Unless otherwise agreed upon by Purchaser and Seller in writing prior to the related Closing Date, each Mortgage Loan must be assigned an “A” or “B” final overall Rating Agency event grade for each Rating Agency by the Rating Agency approved third-party due diligence review firm.

Section 5.02 Representations and Warranties Regarding Seller and Purchaser.
The Seller hereby represents and warrants to the Purchaser as of each applicable Closing Date:
(a)Due Organization. It is duly organized, validly existing and in good standing and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under Applicable Law from such qualification or is otherwise not required under Applicable Law to effect such qualification; no demand for such qualification has been made upon it by any state having jurisdiction and in any event it is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan or service each Mortgage Loan in accordance with the terms of this Agreement. To the extent the Seller originates (i) VA Loan, (ii) FHA Loans, (iii) USDA Loans, or (iv) mortgage loans approved or insured by the United Stated Department of Housing and Urban Development (“HUD”), it is a HUD approved mortgagee under Section 203 of the National Housing Act.
(b)Due Authority. The Seller had the full power and authority and legal right to originate the Mortgage Loans that it originated, if any, and to acquire the Mortgage Loans that it acquired. The Seller has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan and the full power and authority to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
(c)No Conflict. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller’s charter, bylaws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement.
(d)No Material Default. Neither the Seller nor any of its affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Seller or any of its affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Seller to perform under this Agreement, nor, to the best of the Seller’s knowledge, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.
(e)Financial Statements. Seller has delivered to the Purchaser financial statements as to its fiscal year ended December 31, 2022. Except as has previously been disclosed to the Purchaser in writing: (i) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Seller and its subsidiaries; and (ii) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.
(f)No Change in Business. Unless previously disclosed to the Purchaser in writing, there has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the financial statements referenced in clause (e) above that would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.
(g)No Litigation Pending. There is no material action, suit, proceeding or investigation pending or, to the best of the Seller’s knowledge, threatened against the Seller before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either individually or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or would prohibit the Seller from entering into this Agreement or seek to prevent the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or would otherwise draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or would be likely to prohibit or materially impair the ability of the Seller to perform under the terms of this Agreement. Except as disclosed to Purchaser in writing, the Seller is not presently, aware of or subject to any administrative actions or sanctions imposed by any Agency or other federal or state regulator.
(h)No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of or compliance by it with this Agreement, the delivery of the Mortgage Files to the Purchaser, the sale of the Mortgage Loans to the Purchaser or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the related Closing Date.
(i)Underwriting and Origination. The Seller’s underwriting decision to originate any Mortgage Loan or to deny any mortgage loan application is an independent decision made by it, and is in no way made as a result of Purchaser’s decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated.

(j)Agency Approvals. With respect to any FHA Loan, the Seller is unconditionally approved with FHA to participate in its “direct endorsement” mortgage insurance program. With respect to any VA Loan, the Seller is approved by the Veterans Administration to underwrite mortgage loans with “automatic authority” and Lender Appraisal Processing Program authority. With respect to any USDA Loan, the Seller is a nationally approved lender under the USDA’s Single Family Housing Guaranteed Loan Program. With respect to any applicable GSE Loan, the Seller is approved as a seller to the GSE.
The Purchaser hereby represents and warrants to the Seller as of each applicable Closing

Date:

(a)Duly Organized. It is duly organized, validly existing and in good standing and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under Applicable Law from such qualification or is otherwise not required under Applicable Law to effect such qualification.
(b)Due Authority. The Purchaser had the full power and authority and legal right to enter into and consummate all transactions contemplated by this Agreement. The Purchaser has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
(c)No Conflict. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s charter, bylaws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject.

(d)No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of or compliance by it with this Agreement, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the related Closing Date.
Section 5.03 Remedies for Breach of Representations and Warranties.
It is understood and agreed that the representations and warranties set forth in Sections 5.01 and 5.02 shall survive delivery of the Mortgage Loans to the Purchaser and shall inure to the benefit of the parties or their respective designees, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage File.
With regard to a Mortgage Loan, within thirty (30) days of the discovery by the Seller of a breach of a representation and warranty contained in Section 5.01 that materially and adversely affects the value of the Mortgage Loan or the interests of the Purchaser therein, the Seller shall so notify the Purchaser in writing. With regard to a Mortgage Loan, within thirty (30) days of the discovery by the Purchaser of a breach of a representation and warranty contained in Section 5.01 that materially and adversely affects the value of the Mortgage Loan or the interests of the Purchaser therein, then the Purchaser shall so notify the Seller in writing at any time prior to payment in full of such loan by the Mortgagor, outlining with specificity the subsection of this Agreement which the Purchaser claims has been violated, along with sufficient supporting documentation. Within thirty
(30) days after its discovery of such breach or receipt of such notification from the Purchaser, the Seller may correct or cure any such breach or, if the Seller determines that it is unable to cure such breach, then it shall re-acquire the subject Mortgage Loan from the Purchaser at the Repurchase Price.
In addition to such repurchase obligation, the Seller shall indemnify and hold harmless the Purchaser against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs (irrespective of whether or not incurred in connection with the defense of any actual or threatened action, proceeding, or claim), judgments, and any other costs, fees and expenses (collectively, “Losses”) that the Purchaser suffers or may sustain in any way related to or in connection with any: (i) fraud, negligence or willful misconduct by the Seller, or (ii) breach of any representation or warranty of the Seller hereunder.
The Seller or the Purchaser shall immediately notify the other party if a claim is made by a third party with respect to this Agreement or the Mortgage Loans.
It is understood and agreed that the obligations of the Seller set forth in this Section 5.03 to repurchase a defective Mortgage Loan and to indemnify the Purchaser constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Seller fails to repurchase a defective Mortgage Loan or to indemnify the Purchaser pursuant to this Section 5.03, such failure shall be deemed a default of the Seller under this Agreement and the Purchaser shall be entitled to pursue all available remedies against the Seller.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 5.01 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Seller or the Purchaser and (ii) failure by the Seller to repurchase such Mortgage Loan as specified above.
Within fifteen (15) Business Days of the repurchase of a Mortgage Loan by the Seller, the Purchaser agrees to return such repurchased Mortgage Loan to the Seller, together with the related Mortgage Loan Documents.
In the event that the Seller timely delivers to the Purchaser a notice of arbitration (an “Arbitration Notice”) with respect to an alleged breach by the Seller of its representations and warranties or other dispute hereunder (a “Dispute”), each party hereby agrees to abide by the decision of a neutral and qualified Arbitrator. The parties agree that any arbitration proceedings hereunder shall occur in New York, NY and should be scheduled and administered in order to proceed with the full and final resolution of the Dispute as swiftly as commercially reasonable and practical. Each party shall bear its own costs of any such arbitration, including without limitation, reasonable attorneys’ fees and disbursements and other professional fees and costs, except however, the fees and costs of the Arbitrator shall be split equally between the parties. As soon as possible after the termination of the arbitration proceedings, the Arbitrator shall submit to the parties a written arbitration report setting forth the Arbitrator’s decision.
It is the intention of the parties that Arbitration shall be conducted in as efficient and cost- effective a manner as is reasonably practicable, without the burden of discovery. Accordingly, the Arbitrator will resolve the dispute on the basis of a review of the written correspondence between the parties (including any supporting materials attached to such correspondence) conveyed by the parties to each other in connection with the Dispute prior to the delivery of notice to commence Arbitration; however, upon a showing of good cause, a party may request the Arbitrator to direct the production of such additional information, evidence and/or documentation from the parties that the Arbitrator deems appropriate. If requested by the Arbitrator or any party, any hearing with respect to an Arbitration shall be conducted by video conference or teleconference except upon the agreement of both parties or the request of the Arbitrator.
The finding of the Arbitrator and any award granted shall be in writing and shall be final, conclusive and binding upon the parties. By submitting to Arbitration, the parties undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse or appeal, including motions to vacate, modify or correct such award, insofar as such waiver can be validly made. Judgment upon any arbitration award rendered may be entered and enforced in any court of competent jurisdiction or a court having jurisdiction over the parties or their assets. The costs of the Arbitrator shall be shared equally between both parties. Each party, however, shall bear its own attorneys’ fees and costs in connection with the Arbitration. Arbitration proceedings and any findings and award granted shall remain confidential unless a party finds it necessary to enforce such award.
For purposes of this Section 5.03, “Purchaser” shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were “Purchasers” under this Agreement.

The provisions contained in this Section 5.03 shall survive the termination of this Agreement.
Section 5.04 Repurchase of Mortgage Loans With Early Payment Default, Premium Recapture.
(a)The Seller shall repurchase any Early Payment Default Mortgage Loan at the Repurchase Price within thirty (30) days following notification thereof from the Purchaser.

(b)The Seller shall reimburse the Purchaser the related Purchase Premium in respect of any Early Payoff Mortgage Loan, less the amount of any prepayment premium received by the Purchaser in respect of such Mortgage Loan, within thirty (30) days following notification thereof from the Purchaser.

(c)With respect to any notification required by Section 5.04(a) and (b), the Purchaser shall use commercially reasonable efforts to provide such notice within sixty (60) days of the triggering event or such other timing as the Purchaser and Seller agree to in writing.

The provisions contained in this Section 5.04 shall survive the termination of this Agreement.
ARTICLE VI CLOSING
Section 6.01 Closing.
The closing for the purchase and sale of the Mortgage Loans in any Mortgage Loan Package shall take place on the applicable Closing Date listed in the Purchase Advice and Release Letter.
Each closing shall be subject to each of the following conditions:
(a)No breach or default exists under this Agreement;
(b)The Purchaser and the Seller shall have received, or the Purchaser’s and the Seller’s attorneys shall have received in escrow, all Closing Documents, duly executed;
(c)The Seller shall not have experienced any Material Adverse Change. For the purposes of this Section 6.01, “Material Adverse Change” shall mean, (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Seller;
(ii) a material impairment of the ability of the Seller to perform under this Agreement or any related agreements (the “Operative Agreements”); or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Operative Agreement against the Seller; and

(d)All other terms and conditions of this Agreement shall have been complied with.
(e)Purchaser shall reimburse Seller for negative escrow balances as of the Cut-Off Date and as referenced within the applicable Purchase Advice and Release Letter at the time of close.
The Seller shall be entitled to reimbursement by the Purchaser for any properly incurred Servicing Advances made by the Seller with respect to the Mortgage Loans prior to the related Closing Date. Notwithstanding the foregoing, the Seller shall not be reimbursed for any Servicing Advances made within sixty (60) days of a Mortgage Loan’s Origination Date without the Purchaser’s prior written approval, which approval shall be in Purchaser’s reasonable discretion. Prior to reimbursement for any Servicing Advance, the Seller shall provide the Purchaser with commercially reasonable documentation or invoices satisfactory to Purchaser.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the applicable Closing Date, the Purchase Price for the Mortgage Loans in the related Mortgage Loan Package pursuant to Section 3.01 of this Agreement, and the Seller shall deliver the Mortgage Loans to the Purchaser.
ARTICLE VII
CLOSING DOCUMENTS

Section 7.01 Closing Documents.
The “Closing Documents” for the initial closing of a Mortgage Loan Package shall consist of fully executed originals of the following documents:
(a)This Agreement, in two (2) counterparts;
(b)The applicable Purchase Advice and Release Letter, in two (2) counterparts; and
(c)The Purchase Advice and Release Letter.
The Closing Documents for each additional closing of a Mortgage Loan Package shall consist of the following documents:
(a)The applicable Purchase Advice and Release Letter, in two (2) counterparts; and
(b)The Purchase Advice and Release Letter, as applicable.

ARTICLE VIII

COSTS
Section 8.01 Costs.
Unless otherwise agreed upon by Purchaser and Seller or specified in the applicable Purchase Advice and Release Letter, each party shall bear its own costs and expenses.
ARTICLE IX MISCELLANEOUS PROVISIONS
Section 9.01Force Majeure
Purchaser and Seller shall be excused for a period of thirty (30) days in performance of any obligation hereunder to the extent such delay in performance is caused by a force majeure event. This includes acts of God, natural disasters, war, civil disturbance, action by governmental entity, strike, and other causes beyond the parties’ reasonable control. The party affected by the force majeure event will provide written notice to the other party within thirty (30) days and will use its best efforts to resume performance. Obligations not performed due to a force majeure event will be performed as soon as reasonably possible when the force majeure event concludes.
Section 9.02 Governing Law; Waiver of Jury Trial; Choice of Forum.
This Agreement shall be construed in accordance with the laws of the State of Georgia and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of Georgia (without regard to conflicts of laws principles), except to the extent preempted by Federal law.
EACH PARTY HERETO KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
With respect to any claim or action arising hereunder, the parties (a) irrevocably submit to the nonexclusive jurisdiction of the court of Fulton County, Georgia and (b) irrevocably waive any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 9.03 Notices.
All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to:

(a)if to the Purchaser:

Angel Oak Mortgage Fund TRS
c/o Angel Oak Capital Advisors, LLC 3344 Peachtree Road NE, Suite 1725
Atlanta, GA 30326 Attn: David Gordon
wholeloans@angeloakcapital.com
(b)if to the Seller:
Angel Oak Mortgage Solutions LLC 980 Hammond Drive, Suite 850
Atlanta, GA 30328 Attn: Ashlei McAleer
Ashlei.mcaleer@angeloaklending.com

or such other address(es) as may hereafter be furnished by each party. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).
Section 9.04 Severability of Provisions.
If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such inability.
Section 9.05 Execution; Successors and Assigns.
This Agreement shall bind and inure to the benefit of and be enforceable by the Purchaser, the Seller, and the respective successors and assigns of the Purchaser and the Seller. As used herein, the trust formed in connection with a Subsequent Transaction shall be deemed to constitute a single “Person.”

Section 9.06 Confidentiality.

The Seller and the Purchaser shall keep confidential and shall not divulge to a third party, without each other’s prior written consent, the terms or existence of any Purchase Advice and Release Letter or this Agreement, the price paid by the Purchaser for the Mortgage Loans or the transactions contemplated hereunder, except to the extent that it is reasonable and necessary for the Purchaser or the Seller to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement; provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction; and provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Purchaser; provided such information is identified as confidential non-public information. Notwithstanding other provisions of this Agreement, the Seller and the Purchaser (and each employee, representative or other agent of any of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of transactions covered by this agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing parties relating to such tax treatment and tax structure.
Notwithstanding anything to the contrary in this Agreement, each party may disclose the other’s confidential information in a judicial proceeding when required to do so by law when responding to a subpoena or as otherwise required by Applicable Laws.
Section 9.07 Entire Agreement.
This Agreement constitutes the entire understanding between the parties hereto with respect to the sale and purchase of a Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. The Seller and the Purchaser understand and agree that no employee, agent or other representative of the Seller or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement.
Section 9.08 Right of Offset.
Notwithstanding any other provision of this Agreement, the Purchaser may, upon written notification to Seller, which shall include a reconciliation of such offset, reduce the Purchase Premium, payable to or on behalf of the Seller by the amount of any obligation of the Seller, to or on behalf of such Purchaser, that is or becomes due and payable, and the Seller hereby shall be deemed to have consented to such reduction. Notwithstanding the foregoing, such offset shall not be in excess of any Purchase Premium without the prior written consent of Seller.
Section 9.09 Seller to Provide Access/Information as Required by Law.
The Seller shall provide to the Purchaser and its designees access to any documentation regarding the Mortgage Loans which may be required by Applicable Law. Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of the Seller.
Section 9.10 Non-Solicitation.
Following the first twelve (12) month period from Closing Date, the Seller agrees that it will not take any action or permit to cause any action to be taken by any of its agents or Affiliates, or by any independent contractors or independent mortgage brokerage companies engaged by the Seller, to personally, by telephone, mail or electronic mail, solicit the Mortgagor under any Mortgage Loan for a loan purpose other than refinancing such Mortgage Loan. For the purposes of this agreement, solicitation does not include Seller’s reaction for contact with a consumer, following a mortgage inquiry, payoff request or other similar consumer driven trigger event as such event criteria has been previously agreed to by Purchaser in writing. It is understood and agreed that promotions undertaken by the Seller or any of its affiliates which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio, internet or television advertisements shall not constitute solicitation under this Section, nor is the Seller prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor.
ARTICLE X
COMPLIANCE WITH REGULATION AB

Section 10.01 Intent of the Parties; Reasonableness.
The Purchaser and the Seller acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.
Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Subsequent Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, any Master Servicer or any Depositor to permit the Purchaser, any Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, or any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.
The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

Section 10.02 Information to Be Provided by the Seller

The S e l l e r shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third- Party Originator and each subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), and (c) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, as applicable, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (a) of this Section.
(a)If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans, or (ii) each Third- Party Originator, and (iii) as applicable, each subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:
(A)the originator’s form of organization;
(B)a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;
(C)a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller, each Third-Party Originator and each subservicer; and

(D)a description of any affiliation or relationship between the Seller, each Third-Party Originator, each subservicer and any of the following parties to a Subsequent Transaction, as such parties are identified by the Purchaser or any Depositor in writing in advance of such Subsequent Transaction:
(1)the sponsor;
(2)the depositor;
(3)the issuing entity;
(4)any servicer;
(5)any trustee;
(6)any originator;
(7)any significant obligor;
(8)any enhancement or support provider; and
(9)any other material transaction party.
(b)If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans, and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.
Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.
If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Subsequent Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c)For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) promptly notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Seller or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Subsequent Transaction between the Seller or any Third- Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Subsequent Transaction, (C) any default under the terms of this Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Seller, and (E) the Seller’s entry into an agreement with a third party to perform or assist in the performance of any of the Seller’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships or other events.
Section 10.03 Helping Families Notice.
With respect to each Mortgage Loan, within thirty (30) days following the related Closing Date, the Seller shall furnish to the Mortgagor of such Mortgage Loan the notice required by Section 404 of the Helping Families Save Their Homes Act of 2009 (the “Helping Families Act”) in accordance with the provisions of the Helping Families Act. In addition, in connection with any Subsequent Transaction with respect to any of the Mortgage Loans, the Seller shall furnish to each related Mortgagor, within thirty (30) days following the closing date with respect to such Subsequent Transaction, a notice with respect to such assignment in the form required by the assignee for the related Subsequent Transaction, which notice shall identify the assignee for the related Subsequent Transaction as the new owner of the Mortgage Loan and include any other information required by the Helping Families Act.

ARTICLE XI

SERVICING OF MORTGAGE LOANS
Section 11.01    Seller to act as Interim Servicer.
(a)The Mortgage Loans will be purchased by Purchaser and sold by Seller on a servicing-released basis and the purchase of the Mortgage Loans by the Purchaser shall, for all purposes, include all Servicing Rights relating thereto. From the related Closing Date to the Servicing Transfer Date, Seller, as an independent contractor, shall interim service the Mortgage Loans in strict accordance with Accepted Servicing Practices. Without limiting the generality of the foregoing, the Seller shall not take, or fail to take, any action which would result in the Purchaser’s interest in the Mortgage Loans being adversely affected. In determining the delinquency status of any Mortgage Loan, the Seller will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time. On the Servicing Transfer Date, the Seller shall transfer the servicing of the Mortgage Loans to the Purchaser or its designee in accordance with the requirements mutually agreed upon by the Seller and the Purchaser.
(b)The Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder. The Mortgage Loans may be subserviced by one or more unaffiliated subservicers on behalf of Seller provided each subservicer is a Fannie Mae approved seller/servicer or a Freddie Mac approved seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, that would make it unable to comply with the eligibility for seller/servicers imposed by Fannie Mae or Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. Seller shall pay all fees and expenses of the subservicer from its own funds (provided that any such expenditures that would constitute Servicing Advances if made by Seller hereunder shall be reimbursable to Seller as Servicing Advances). Seller shall be entitled to enter into an agreement with the subservicer for indemnification of Seller by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving the subservicer shall be deemed to be between the subservicer and Seller alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the subservicer including no obligation, duty or liability of the Purchaser to pay the subservicer’s fees and expenses. For purposes of distributions and advances by Seller pursuant to this Agreement, Seller shall be deemed to have received a payment on a Mortgage Loan when the subservicer has received such payment. Seller shall not make any amendment to any agreement with a subservicer if such amendment is not consistent with or violates the provisions of this Agreement, or if such amendment could be reasonably expected to be materially adverse to the interests of the Purchaser
Section 11.02 Reporting and Remittance.
Within twelve (12) Business Days following the conclusion of each calendar month reporting and remittance cycle occurring during the Interim Servicing Period (each, a “Reporting Cycle”), if any, Seller shall forward to Purchaser with respect to the Mortgage Loans a full set of tapes and a trial balance as of the end of each such Reporting Cycle, which tapes and trial balance shall include information relating to all payment and other activity on the Mortgage Loans. With respect to any payments of principal or interest (including all prepayments) received, or applied to any Mortgagor’s account, by Seller during the Interim Servicing Period (or prior to the Closing Date, if any such payments were not reflected in the calculation of the Purchase Price), Seller shall remit to the Purchaser all such payments of principal and interest on the Mortgage Loans no later than the twelfth (12th) Business Day of the month following the conclusion of each Reporting Cycle and, with respect to the month in which the related Servicing Transfer Date occurs, no later than the twelfth (12th) Business Day thereafter
Section 11.03 Establishment of and Deposits to Custodial Account.
The Seller shall, or shall instruct its sub-servicer to, segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Seller Custodial Accounts, in the form of time deposit or demand accounts, titled “Angel Oak Mortgage Solutions LLC in trust for Purchaser and/or subsequent purchasers of Mortgage Loans, and various Mortgagors - P & I.” The Seller Custodial Account shall be established with a Qualified Depository. Upon request of Purchaser and within ten
(10)calendar days thereof, Seller shall provide Purchaser with written confirmation of the existence of such Seller Custodial Account. Any funds deposited in the Seller Custodial Account shall at all times be insured to the fullest extent allowed by Applicable Law.
Seller shall deposit in the Seller Custodial Account within one (1) Business Day of Seller’s receipt, and retain therein, all amounts received in respect of the Mortgage Loans.
Any interest paid on funds deposited in the Seller Custodial Account by the depository institution shall accrue to the benefit of Seller. The amount of any losses incurred on funds deposited in the Seller Custodial Account shall be replaced by Seller from its own funds and shall be deposited into the Seller Custodial Account by the last calendar day of the current Reporting Cycle. Seller shall maintain adequate records with respect to all deposits and withdrawals made pursuant to this Section
11.03. All funds required to be deposited in the Seller Custodial Account shall be held in trust for Purchaser until withdrawn in accordance with this Agreement.
Section 11.04 Establishment of Escrow Accounts; Deposits in Escrow Accounts.
The Seller shall, or shall instruct its sub-servicer to, segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts.

Seller shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:
(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and, (ii) all Insurance Proceeds and applicable Condemnation Proceeds which are to be applied to the restoration or repair of the related Mortgaged Property. Seller shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with this Section 11.04. Seller shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, Seller shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Withdrawals from the Escrow Account may be made by Seller: (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, primary mortgage insurance premiums, if applicable, and comparable items; (ii) to reimburse Seller for any Servicing Advances made by Seller with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder; (iii) to refund to the Mortgagor any funds as may be determined to be overages; (iv) for transfer to the Seller Custodial Account in accordance with the terms of this Agreement; (v) for application to restoration or repair of the Mortgaged Property; (vi) to pay to Seller, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account; or, (vii) to clear and terminate the Escrow Account on the termination of this Agreement.
Section 11.05 Fidelity Bond, Errors and Omission Insurance.
Seller shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae and Freddie Mac if Seller were servicing the Mortgage Loans for Fannie Mae or Freddie Mac, as the case may be, on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The existence of such insurance policy shall not diminish or relieve Seller’s obligations under this Agreement. Seller shall cause to be delivered to Purchaser a certified true copy of the fidelity bond and insurance policy. Seller shall provide copies of the fidelity bond and insurance policy at each renewal of such policy.
Section 11.06 Modifications.
Seller may not waive, modify or vary any term of any Mortgage Loan, forbear or defer any payment, principal or amount due, or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor without the prior written consent of Purchaser.
Section 11.07 Servicing Transfer.
On the Servicing Transfer Date, Purchaser, or its designee, shall assume all servicing responsibilities related to the Mortgage Loans and Seller shall transfer the servicing to Purchaser or its designee in accordance with the servicing transfer procedures provided by Purchaser on or before such transfer date. Without limiting the generality of the foregoing, on or prior to the Servicing Transfer Date (or in the case of subclauses (c), (d) and (e) below, within five (5) Business Days from and after the Servicing Transfer Date), Seller shall take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the Mortgage Loans to Purchaser, or its designee, in compliance with Applicable Law, including but not limited to the following:
(a)Seller shall send, or shall ensure its sub-servicer sends, when applicable, to each Mortgagor the servicing transfer notices required under RESPA, Regulation X and other

Applicable Laws. Seller shall provide and/or make available to Purchaser with copies of all such related notices within thirty (30) days of the Servicing Transfer Date;
(b)Seller shall transmit, or cause to be transmitted, to the applicable taxing authorities and insurance companies (including private mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to Purchaser, or its designee, from and after the Servicing Transfer Date. Seller shall provide Purchaser, or its designee, with a Seller Officers’ Certificate confirming that all such notices have been transmitted, together with a copy of the related standard form(s) of such notifications within ten (10) Business Days of the Servicing Transfer Date;
(c)Seller shall forward to Purchaser, or its designee, all servicing records and the Servicing Files in Seller’s possession relating to each transferring Mortgage Loan, and shall make available to Purchaser, or its designee, during Seller’s normal business hours and on reasonable advance notice, any such records;
(d)Seller shall deliver by wire transfer, or otherwise make available as Purchaser reasonably deems acceptable, to Purchaser, or its designee, in immediately available funds the aggregate amount of the Escrow Payments and suspense balances and all loss draft balances associated with the Mortgage Loans. Seller shall provide Purchaser, or its designee, with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable Purchaser, or its designee, to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, Seller shall deliver by wire transfer to Purchaser, or its designee, in immediately available funds, the amount of any prepaid transferring Mortgage Loan payments and all other similar amounts held by Seller;
(e)Prior to the Servicing Transfer Date, all payments with respect to a Mortgage Loan received by Seller which are due on or after the Cut-Off Date shall be applied to such Mortgage Loan on receipt and such applied amounts will be forwarded by Seller to Purchaser, or its designee, by wire transfer in immediately available funds on or immediately after the Servicing Transfer Date;
(f)Any Monthly Payments for the Mortgage Loans received by Seller after the Servicing Transfer Date shall immediately be forwarded to Purchaser or its designee by overnight mail; provided, however, that any such Monthly Payments received by Seller more than thirty (30) days after the Servicing Transfer Date shall be forwarded by Seller to Purchaser or its designee by or regular mail within three (3) Business Days of receipt. Seller shall notify Purchaser or its designee of the particulars of the payment, such as the account number, dollar amount, date received and any special Mortgagor application instructions with respect to such Monthly Payments received by Seller;
(g)Misapplied payments on Mortgage Loans shall be processed as follows: (i) all parties shall cooperate in correcting misapplication errors; (ii) the party receiving notice of a misapplied payment occurring prior to the Servicing Transfer Date and discovered after the Servicing Transfer Date shall immediately notify the other party; (iii) if a misapplied payment which occurred prior to the Servicing Transfer Date cannot be identified and said misapplied payment has resulted in a shortage to Purchaser, Seller shall be liable for the amount of such shortage, and Seller shall reimburse Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from Purchaser; (iv) if a misapplied payment which occurred prior to the Servicing Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, the party with notice of such misapplied payment shall promptly inform the other party and a wire transfer or a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and, (v) any wire transfer or check issued under the provisions of this paragraph shall be accompanied by a statement indicating the corresponding Seller and/or Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments;
(h)On and prior to the Servicing Transfer Date, Seller shall maintain its books, records and accounts with respect to the servicing of the Mortgage Loans in accordance with Accepted Servicing Practices;
(i)On or before the Servicing Transfer Date, Seller shall reconcile principal balances and make any monetary adjustments for the Mortgage Loans required by the Purchaser. Any such monetary adjustments will be transferred between Seller and Purchaser as appropriate within three (3) Business Days of the Servicing Transfer Date;
(j)Seller shall file all IRS Forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Servicing Transfer Date in relation to the servicing and ownership of the Mortgage Loans. Seller shall provide copies of such forms to Purchaser upon reasonable request and shall reimburse Purchaser for any penalties or reasonable costs incurred by Purchaser due to Sellers’s failure to comply with this paragraph;
(k)Seller shall pay all hazard and flood insurance premiums and primary mortgage insurance policy premiums, due within thirty (30) days after the Servicing Transfer Date, provided that Seller has received bills for insurance premiums at least fourteen (14) days prior to the Servicing Transfer Date; and
(l)Seller shall pay all tax bills (including interest, late charges and penalties in connection therewith) due within thirty (30) days after the Servicing Transfer Date, it being understood this is a reimbursable Servicing Advance.
Section 11.08 Additional Obligations.
(a)In consideration for the Seller’s performance of servicing obligations pursuant to this Agreement and subject to the terms and conditions of this Agreement, Purchaser shall pay to the Seller, monthly during the term of this Agreement, an amount equal to ten dollars ($10.00) (the “Interim Servicing Fee”) for each Mortgage Loan serviced during the Interim Servicing Period. The Interim Servicing Fee shall be fully earned on the first day of each month for each Mortgage Loan being serviced on the first day of the month.
(b)All Mortgage Loans will have and Seller will assign to Purchaser, life-of-loan, fully transferable, tax service contracts with an Approved Tax Service Contract Provider based on the full legal description. To the extent any Mortgage Loan does not have such a tax service contract from an Approved Tax Service Contract Provider, Seller shall reimburse Purchaser for the actual documented cost to acquire such contract from an Approved Tax Service Contract Provider. All Mortgage Loans will have and Seller will assign to Purchaser, life-of-loan, fully transferable flood certification contracts from an Approved Flood Certification Contract Provider as of the Servicing Transfer Date. Seller will pay any transfer fees required in connection with the assignment to it of any tax service contract or flood certification contract.
(c)If a Mortgage Loan was originated more than twelve (12) months prior to the Servicing Transfer Date, then Seller shall conduct such escrow analyses with respect to such Mortgage Loan as may be required under Applicable Law. With respect to any such Mortgage Loan, Seller shall make any adjustment to the escrow payment due, refunds of escrow overages and collections of escrow shortages in accordance with Applicable Law prior to the Servicing Transfer Date.
(d)For ninety (90) days after the Servicing Transfer Date, Seller shall deliver such insurance policies or renewals and invoices as it may receive with respect to the Mortgage Loans to Purchaser or its designee within ten (10) Business Days of its receipt of the same, thereafter Seller shall exercise reasonable efforts to deliver such insurance policies or renewals and invoices as it may receive with respect to the Mortgage Loans to Purchaser or its designee within a reasonable time of its receipt of same.
(e)For one (1) year after the Servicing Transfer Date, Seller shall deliver such tax bills as it may receive with respect to the Mortgage Loans to Purchaser or its designee within ten (10) Business Days of its receipt of the same, thereafter Seller shall exercise reasonable efforts to deliver such tax bills as it may receive with respect to the Mortgage Loans to Purchaser within a reasonable time of its receipt of same.
(f)Seller shall be responsible for the initial recordation of all Assignments of Mortgage and all intervening assignments of mortgage, as applicable.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
PURCHASER:

ANGEL OAK MORTGAGE FUND TRS

By: Angel Oak Capital Advisors LLC, not in its individual capacity but solely as Administrator

By: /s/ David Gordon
Name: David Gordon
Title: Chief Legal Officer – Private Strategies

SELLER:

ANGEL OAK MORTGAGE SOLUTIONS LLC

By: Angel Oak Lending, LLC, not in its individual capacity but solely as Manager

By: /s/ Ashlei McLeer
Name: Ashlei McAleer
Title: Chief Operating Officer

EXHIBIT A CONTENTS OF MORTGAGE FILES
With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, unless otherwise disclosed to the Purchaser on the data tape, which shall be available for inspection by the Purchaser and which shall be delivered to the Purchaser or the Purchaser’s Custodian:
(a)Copies of the Mortgage Loan Documents.
(b)Residential loan application.
(c)Mortgage Loan closing statement.
(d)Verification of employment and income, if required.
(e)Verification of acceptable evidence of source and amount of down payment.
(f)Credit report on Mortgagor, in a form acceptable to either Fannie Mae or Freddie Mac.

(g)Residential appraisal report, AVM report, property condition report and any other property valuation documentation as required by the Underwriting Guidelines.

(h)Photograph of the Mortgaged Property.
(i)Survey of the Mortgaged Property, unless a survey is not required by the title insurer.
(j)Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, homeowner association declarations, etc.
(k)Copies of all required disclosure statements.
(l)If applicable, termite report, structural engineer’s report, water potability and septic certification.
(m)Sales Contract, if applicable.
(n)Each commitment letter related to the Mortgage Loan.
(o)The related Form 1008 (underwriter transmittal form).
(p)A copy of any hazard insurance policy, including any flood insurance policy, related to the Mortgaged Property, including the declaration pages related to any such insurance policy; and

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(q)A copy of the certificate of occupancy for the related Mortgaged Property.
(r)Evidence for each GSE Loan that it received a recommendation of Approve/Eligible from the related GSE.
(s)A copy of the certificate evidencing the insurance or guarantee applicable to the Mortgage Loan issued by the by the applicable Agency or private mortgage insurer, as the case may be.
(t)With respect to a Second Lien Mortgage, copies of the mortgage note billing statement or other related documents (as deemed acceptable by Purchaser in its sole reasonable judgment) for the first mortgage loan secured by the related Mortgaged Property utilized in underwriting the Mortgage Loan.

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EXHIBIT B

PURCHASE ADVICE AND RELEASE LETTER
[DATE]
Angel Oak Mortgage Fund TRS
c/o Angel Oak Capital Advisors, LLC 3344 Peachtree Road NE, Suite 1725
Atlanta, GA 30326 Attention: Operations

Re: Loan purchase between Angel Oak Mortgage Fund TRS (“Purchaser”) and Angel Oak Mortgage Solutions LLC (“Seller”) pursuant to that certain Second Amended and Restated Mortgage Loan Purchase Agreement, dated as of November 29, 2023 (the “Purchase Agreement”)
Ladies and Gentlemen:
The Seller and the Purchaser hereby confirm that they have reached agreement on the purchase and sale, on a servicing released basis, of the Mortgage Loans described on Annex 1 attached hereto on the terms and conditions set forth in the Purchase Agreement (which terms and conditions are incorporated herein by this reference), as follows:

1.The Purchase Price Percentage for each of the Mortgage Loans is [ %] [specified on Annex 1].
2.The Cut-off Date is     , 20 .
3.The Servicing Transfer Date is     , 20 , or as otherwise mutually agreed by the parties.
4.The Servicing Fee Rate is 0% per annum.
5.The Seller confirms to the Purchaser that the representations and warranties of the Seller set forth in Subsections 5.01 and 5.02 of the Purchase Agreement are true and correct with respect to the Seller and the Mortgage Loans listed on Annex 1 attached hereto and the related Mortgage Loan Schedule, each as of the Closing Date.
Further, and effective immediately upon the receipt of an amount equal to or greater than the total purchase price of the loan due to Seller, as applicable, in the amount set forth in this Release Letter (the “Proceeds”), the Seller hereby releases any and all ownership interest, lien or security interest and assigns away title with respect to the Mortgage Loans referenced on Schedule A of this Release Letter (the “Mortgage Loans”), such release to be effective automatically

[PURCHASE ADVICE AND RELEASE LETTER]

without further action by any party upon such Seller(s) receipt of the Proceeds in full, in accordance with the wire instructions below in immediately available funds.

Note Date:	As per Schedule A for the Seller	Settle Date:
Proceeds:
Seller(s) Payment Instructions:		Buyer’s Collateral Delivery Instructions:
USB Private Certs c/o Angel Oak U.S. Bank National Association 1133 Rankin Street, Suite 100 St. Paul, MN 55116 Attention: Brooke Alsides

[SIGNATURES TO FOLLOW]

[PURCHASE ADVICE AND RELEASE LETTER]

Very truly yours,

ANGEL OAK MORTGAGE SOLUTIONS
LLC, as Seller

By: Angel Oak Lending, LLC, not in its individual capacity but solely as Manager

Name: Title:

Approved by:

ANGEL OAK MORTGAGE FUND TRS, as Purchaser

By: Angel Oak Capital Advisors, LLC not in its individual capacity but solely as Administrator

Name:
Title:

[PURCHASE ADVICE AND RELEASE LETTER – SIGNATURE PAGE]

Annex 1 to
Purchase Advice and Release Letter
FUNDING SCHEDULE
Total

Seller	Loan #	Borrower Last Name	Total Proceeds

[PURCHASE ADVICE AND RELEASE LETTER – ANNEX 1]

EXHIBIT C MORTGAGE LOAN DOCUMENTS
With respect to each Mortgage Loan, the Mortgage Loan Documents shall consist of the following:
(a)The original Mortgage Note evidencing a complete and unbroken chain of endorsements from the originator to the Seller to the last endorsee (“Last Endorsee”) bearing all intervening endorsements, endorsed “Pay to the order of , without recourse” and signed in the name of the Last Endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Last Endorsee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by “[Last Endorsee], formerly known as [previous name]”.

(b)The original of any guarantee executed in connection with the Mortgage Note

(c)The original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage.

(d)The originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon.
(e)Except with respect to each MERS Designated Mortgage Loan, an original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording and shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by “[Seller], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by “[Seller], formerly known as [previous name]”.

(f)The originals of all intervening assignments of mortgage (if any) evidencing a complete and unbroken chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan) to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an officer’s certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.
(g)For each First Mortgage Loan and Higher Balance Second Mortgage Loan, the original final mortgagee policy of title insurance or copy thereof or, in the event such original final title policy has not yet been issued, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company, in each case, including an Environmental Protection Agency Endorsement and, in the case of an ARM Mortgage Loan, a variable rate endorsement along with a statement by the title insurance company or closing attorney on such binder or commitment that the priority of the lien of the related Mortgage during the period between the date of the funding of the related Mortgage Loan and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured.
(h)    For each Lower Balance Second Mortgage Loan, either a mortgagee policy of title insurance meeting the requirements of clause (g) above, or copies of the documents otherwise allowable under the applicable Underwriting Guidelines.
(i)The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Loan.
(j)The original of any applicable power of attorney with evidence of recording thereon.

EXHIBIT D UNDERWRITING GUIDELINES

[EXHIBIT D]

EXHIBIT E

DATA FIELDS TO BE INCLUDED IN MORTGAGE LOAN SCHEDULE

[EXHIBIT E]